UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 19, 2012

Wal-Mart Stores, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06991	71-0415188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 19, 2012, Brian C. Cornell, Executive Vice President, President and Chief Executive Officer of the Sam’s Club division of Wal-Mart Stores, Inc. (“Walmart” or the “Company”), notified the Company that he will retire from his position as President and Chief Executive Officer of the Company’s Sam’s Club segment, effective on the close of business on January 31, 2012. Mr. Cornell will continue to be employed as an associate of the Company through April 1, 2012. During the period from February 1, 2012 to April 1, 2012, Mr. Cornell will continue to receive his current base salary and will be eligible for personal use of Company aircraft for a limited number of hours. In connection with his initial employment with the Company, the Company entered into a post-termination agreement and covenant not to compete with Mr. Cornell on March 5, 2009. This agreement prohibits Mr. Cornell, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment.

(c) Rosalind G. Brewer, age 49, will become Executive Vice President, President and Chief Executive Officer of the Company’s Sam’s Club segment, effective February 1, 2012. Ms. Brewer will report to the Company’s President and Chief Executive Officer in this new position. Since February 2011, Ms. Brewer has been an Executive Vice President of the Company’s Walmart U.S. segment, with responsibility for the Walmart U.S. eastern geographic business unit. Previously, Ms. Brewer had responsibility for the Company’s Walmart U.S. segment’s south and southeast geographic business units. Prior to joining Walmart in 2006, Ms. Brewer worked for Kimberly-Clark Corporation in various roles, including as president of its global nonwovens sector. Ms. Brewer has been a director of Lockheed Martin Corporation since April 2011. She also serves as the chair of the Board of Trustees of Spelman College.

Ms. Brewer does not have an employment contract with the Company, and her employment is on an at-will basis. Pursuant to the terms of Ms. Brewer’s offer of employment and subject to the approval of the Compensation, Nominating and Governance Committee (the “CNGC”) of the Company’s Board of Directors, effective February 1, 2012, Ms. Brewer will receive an annual base salary of $800,000, subject to annual adjustment. Ms. Brewer will also be eligible for an annual cash incentive under the Company’s Management Incentive Plan (the “MIP”), based on performance criteria to be established by the CNGC. For the Company’s fiscal year ending January 31, 2013, Ms. Brewer’s target cash incentive under the MIP will be 160% of her base salary, with a maximum possible payout of 200% of her base salary. Under the performance criteria to be established by the CNGC for fiscal 2013, Ms. Brewer’s cash incentive payment under the MIP, if any, will be based in part on the Company’s operating income and in part on the operating income of the Sam’s Club segment.

Ms. Brewer will also be eligible to receive an annual equity award. For fiscal 2013, this award, if approved by the CNGC, will be comprised of performance shares with a target value of $2,625,000, which provide the right to receive shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), if certain performance goals to be established by the CNGC are achieved over a three-year performance period, and restricted shares of Common Stock with a value of $875,000 on the date of grant, which will vest on the third anniversary of the date of grant, provided that Ms. Brewer continues to be employed by the Company on that vesting date. Ms. Brewer will also receive two additional awards of performance shares in connection with her promotion effective February 1, 2012, subject to approval of the CNGC. The first additional performance share award will have a target value of approximately $1,846,952, and will vest on the first anniversary of the grant date. The second additional performance share award will have a target value of approximately $1,797,014, and will vest on the second anniversary of the grant date.

In connection with her promotion and her move to Bentonville, Arkansas, from Atlanta, Georgia, Ms. Brewer will also be eligible to receive relocation benefits typically available to senior officers of the Company. Ms. Brewer will also be eligible for personal use of Company aircraft for a limited number of hours and be entitled to continue to participate in all employee benefit plans and programs generally available to the Company’s associates and officers, including the Company’s medical plan, the Deferred Compensation Matching Plan, the Associate Stock Purchase Plan, and the 401(k) Plan.

The Company entered into a post-termination agreement and covenant not to compete with Ms. Brewer on December 29, 2009, which was amended on March 23, 2010 (collectively, the “Non-Compete Agreement”). The Non-Compete Agreement is substantially similar to the form of post-termination agreement and covenant not to compete that is attached as Exhibit 10(p) to the Company’s Form 10-K filed on March 30, 2010. The Non-Compete Agreement prohibits Ms. Brewer, for a period of two years following termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The Non-Compete Agreement also provides that, if Ms. Brewer is terminated by the Company for any reason, other than for a violation of the Company’s policies, the Company will continue to pay her base salary for two years following termination of employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated January 20, 2012 announcing senior management changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 25, 2012

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Name: Gordon Y. Allison
Title: Vice President and General Counsel, Corporate Division

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated January 20, 2012 announcing senior management changes.